Exhibit 99.1
                                      News


The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ  07645
                                            Investor contact:  William J. Moss
                                                     Vice President, Treasurer
                                                                (201) 571-4019

                                           Press contact:  Richard P. De Santa
                                             Vice President, Corporate Affairs
                                                                (201) 571-4495


A&P Announces New Senior Management Team

MONTVALE, NJ - September 6, 2005 - The Great Atlantic & Pacific Tea Company, Inc. (A&P)(NYSE:GAP) today announced the following senior executive appointments, reporting to Eric Claus, President & Chief Executive Officer.

o John Metzger has been appointed to the new position of Executive Vice President. Since joining A&P in 1999, Mr. Metzger has directed A&P's Supply & Logistics and Information Technology functions, and directed the completion of the company's enterprise-wide systems infrastructure initiative. In addition to directing those functions, he now assumes responsibility for Real Estate, Design and Construction, and will assist Mr. Claus in the general administrative management of the company.

o Brenda Galgano will become Senior Vice President & Chief Financial Officer. Ms. Galgano joined A&P in 1999 as Director of Corporate Accounting, and later served as Assistant Corporate Controller. She was named Corporate Controller in 2002, and became Senior Vice President in 2004. As CFO, she will succeed Mitchell P. Goldstein, who will leave the Company after a transition period.

     Commenting on the change, Mr. Claus said "Over the past six years, Mitch Goldstein has been a pivotal driver of the financial and strategic initiatives that have secured our company, and provided the strong financial platform underpinning our future development. We appreciate his working with us through the transition of duties, and wish him the best of luck in his future pursuits. Brenda Galgano's financial expertise and leadership skills are well known both inside and outside the company, and she will have my full confidence in assuming this critical responsibility for A&P."

o Allan Richards has been appointed Senior Vice President of Human Resources, Labor Relations and Legal Services. Mr. Richards joined A&P in 2004 as Senior Vice President of Labor Relations, and later assumed direction of the company's Human Resources department, directing the integration of both functions to support both union and non-union employees. An experienced labor relations and employment law executive, he now adds direction of Legal Services to those responsibilities.

o Stephen Slade has been appointed Senior Vice President of Merchandising. Mr. Slade joined A&P in 2004 as head of the A&P operations in New York and New Jersey, and later assumed direction of all company fresh store operations. Mr. Slade brought to A&P an extensive and successful track record in food and mass merchandising, at such major companies as Food Lion, Ingles Markets, Bruno's and Kmart. In assuming the merchandising role, he succeeds Bob Panasuk, who has left the company. Said Mr. Claus, "We thank Bob for his contribution to A&P in the U.S. and Canada over the past 10 years, and wish him the best in his future endeavors."

o Paul Wiseman has been appointed Senior Vice President of Operations, effective September 12, succeeding Mr. Slade in that role. Mr. Wiseman joined A&P Canada in 2004 as Senior Vice President of Discount Operations, where he led the reorganization and turnaround of the Canadian Food Basics chain. He was previously with Co-Op Atlantic, a successful food and general merchandise operator based in New Brunswick, Canada, where he was most recently Vice President of Retail Operations.

"This is a talented and dedicated team that is focused on improving our company's results," said Mr. Claus. "I look forward to working with them to align the organization to the current scope and needs of our business, and implement a pragmatic business plan that will expedite A&P's return to profitability."

                               ##############